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                                                                   EXHIBIT 10.41




August __, 1998

CLARK/BARDES, INC.
2121 San Jacinto Street
Suite 2200
Dallas, Texas 75201-7906
Attn:  Mel Todd, President & CEO

RE:  JOINT PRODUCT DEVELOPMENT AND PRODUCTION AGREEMENT

This letter outlines the general terms on which Clark/Bardes, Inc. ("CB") and Phoenix Home Life Mutual Insurance Company ("PHL") have agreed to enter into a Joint Product Development and Production Agreement (the "Agreement"). The terms are as follows:

     1. The parties will jointly develop a life insurance product (the "Product") to be written by PHL (or an appropriate insurance subsidiary thereof) and exclusively distributed by CB. The parties will use their commercial best efforts to have the Product ready for distribution on or before December 31, 1999.

     2. CB will use its best efforts to sell and service the Product with both existing and future clients and/or clients of companies acquired by CB. This effort will require CB to illustrate and present the Product to all appropriate potential clients.

     3. CB shall have exclusive rights to distribute the Product provided that the production requirements set forth below are met and subject to PHL's requirements that CB make the Product available for distribution by PHL's Career Agency sales force on terms and conditions reasonably acceptable to CB.

     4. CB will commit for a period of five years after the Product is available for sale, that sales of the Product will comprise at least seven and one-half percent (7.5%) of CB's total annualized new premiums in the markets in which similar products are sold subject to a minimum production level of $15 million of annualized new premiums from the Product (the "Product Target Production"). For purposes of determining Product Target Production, the term "annualized new premium" means annual target premium plus ten


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          percent (10%) of excess premium, and shall exclude premium from supplemental offset plans.

       5. For the period commencing on the effective date of the Agreement and ending on the earlier of the fifth anniversary of such effective date and the date on which the Product is available for sale (the "Pre-Product Period), CB will commit that sales by CB of PHL insurance products (or those of PHL's insurance subsidiaries) will satisfy the following minimum production requirements (the "Pre-Product Target Production"): (a) $2.5 million of annualized new premiums for the first twelve month period (or portion thereof on a pro-rated basis) of the Pre-Product Period, and (b) $5 million of annualized new premiums (or a portion thereof on a pro-rated basis) for each subsequent twelve month period (or portion thereof on a pro-rated basis). For this purposed, the term "annualized new premium" will be defined in the same way as it is defined for purposes of determining compliance with Target Production above.

       6. At the end of each twelve month period, PHL will determine if the Product Target Production or the Pre-Product Target Production requirements, whichever apply, have been met. If CB fails to meet the applicable requirements, the penalty for non-compliance for each twelve month period will be $100,000.

       7. This letter agreement, which shall be binding upon CB and PHL, shall be incorporated into a formal document on or before _____, 1998, which agreement shall contain provisions regarding, among other things, term and termination, confidentiality, governing laws, and other customary terms and conditions.

Signed:                                    Signed:





_________________________                  __________________________________
Clark/Bardes, Inc.                         Phoenix Home Life Mutual Insurance
                                           Company